EXHIBIT 99.1

Rurban Financial Corp.	Ticker Symbol: RBNF	Event: Fourth Quarter 2011 Earnings Call	DATE: February 2, 2012; 9:00 AM EST

[Operator]: Good Morning, Ladies and Gentlemen, and Welcome to the Rurban Financial Corp. Fourth Quarter 2011 Earnings Conference Call and Web Cast. At this time I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. Later we will open the call for questions from the investor community I will now turn the conference over to Ms. Linda Sickmiller, Investor Relations. Please go ahead.

Linda Sickmiller, Investor Relations

Good Morning everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site at www.rurbanfinancial.net until March 1, 2012. Joining me today are Mark Klein, President and Chief Executive Officer, Tony Cosentino, Chief Financial Officer and Jon Gathman, Executive Vice President and Senior Lending Officer.

This call may contain certain forward looking statements regarding Rurban’s financial performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our webcast today.

We have identified a number of different factors within the Forward Looking Statement at the end of our Earnings Release, and you are encouraged to review those factors. Rurban undertakes no obligation to update any forward looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you, Linda, and good morning everyone. Welcome to Rurban Financial Corp.’s conference call to discuss fourth quarter results. Earnings were provided in a press release made public Wednesday February 1st and posted to our web site via our 8-K filing. Joining me on the call this morning, as Linda had indicated, is Tony Cosentino, CFO and Jon Gathman our Senior Lending Officer.

We are pleased with the progress we’ve made this past year. We continued to build earnings throughout the year, reporting fourth quarter core earnings of $1.1 million compared to $620,000 for the third quarter and a loss of $1.9 million for the year-ago fourth quarter. This amounts to a fourth quarter swing of $3 million year over year on a core basis.

We made progress on just about every front:

•	we lowered operating expenses by over $10 million compared to 2010,

•	reduced the size of the balance sheet to improve our capital ratios and net interest margin,

•	maintained mortgage volume close to last year’s record level, and

•	even managed to grow our loan balances by 3.5%.

•	We also reduced problem assets by 25%, and received ancillary benefits such as lower credit administration and OREO costs.

•	We had fewer one-time charges in 2011 than in 2010 - nothing of real significance. Our GAAP earnings for 2011 were $2.1 million, actually $250,000 higher than our core earnings.

An important goal for 2011 had been to offset the loss of RDSI’s data processing fee income, which was lower by $6.6 million this past year. We succeeded in this regard, with expense savings of $10.2 million, the majority from RDSI. In the process, we reduced our full-time staff by 32, with 17 Full Time Equivalent coming out of RDSI. As a result, our pre-provision, pre-tax earnings from operations this year were $4.5 million, more than double the $2.1 million reported for 2010.

We made every effort to maintain revenue levels, which were $41 million in 2010, with 50% derived from net interest income and 50% from fee income. We improved our net interest income by nearly $700,000, 3.2% from last year, primarily from the improvement in our net interest margin. Our margin increased by 14 basis points for the year, to 3.81%. Not particularly an easy accomplishment in this market environment. But we did it by lowering our funding costs substantially -- with an additional boost from a deleveraging transaction where we prepaid some high-priced borrowings and sold some securities at a gain.

However, the average balance for earning assets declined 1.3 % year over year, which partially offset our margin improvement. Compared to year-end 2010, however, we made good progress in loan growth: $15 million, or 3.5%, over the past twelve months. We had some loan runoff in the first quarter of the year, and as we grew our loan balances in the next three quarters, we funded that growth from our securities portfolio. Net result: a decline in average earning assets of $6.5 million, which served two primary important goals: improving our leverage and margin improvement.

Fee income from operations was $11.8 million for 2011 -- $8.7 million lower than for 2010. RDSI’s share of that decline was $6.6 million, while higher amortization and impairment of mortgage servicing rights reduced our net mortgage banking revenue by $2.2 million for the year.

Despite the decline in RDSI fee income, we still generated over one-third of our 2011 revenues from sources that were not dependent on net interest income: wealth management, mortgage banking, data services, and customer service fees. This represents an exceptionally diverse revenue stream for a mid-cap bank – small-cap bank, and it positions us to maintain a more stable income stream going forward in the midst of what appears to be global margin pressure with protracted low interest rates.

Our mortgage banking activities have been going full-throttle for the past three years. In each of these years, our production exceeded $200 million. For 2011, originations were $220 million compared to $239 million in 2010. We closed 1,432 loans, and two-thirds represented new money to the bank. We retain only variable rate loans and sell the fixed-rate loans into the secondary market. This past year, we booked an exceptionally high volume of variable rate loans as part of our jumbo loan program targeted to doctors and other professionals -- primarily of our wealth management group.

The dynamic here is a good example of the growing success of our referral program. 918 referrals were sent to mortgage originators from other members of the State Bank team, including corporate and advisory board members. We closed 342 of these referrals, or 37%, generating $44 million in mortgage loans. In addition, mortgage originators made a total of 200 referrals to other units of State Bank, of which we closed 125. We are becoming increasingly coordinated, and effective, in identifying opportunities for additional revenues within our existing customer base.

We’ve also been expanding our potential customer base at an exceptional pace as a result of our mortgage originations. Although we sell the vast majority of the loans we generate, we retain the servicing and so we remain in touch with these folks on a consistent monthly basis. This represents an extraordinary opportunity to cross-sell our services with each monthly invoice we send. We recently added a line of insurance products – mortgage insurance and the like – which is well-suited for delivery through this channel, and we anticipate a modest lift in 2012 fee income from these products and additional sales.

Our servicing portfolio reached $402 million at year-end 2011, encompassing over 3,000 households. This represents growth in excess of 20% of both households and mortgage servicing volume from 2010 year-end. We have only begun to mine the cross-sell opportunities within this group of new customers to the bank.

As far as RDSI, we resolved the majority of open issues resulting from the 2010 termination of a proposed spinoff and merger with New Core Holdings. We deconverted the last of the data processing clients in the first quarter of 2011, and lost an item processing client when it merged with another bank. In addition, we lost two item processing banks that consolidated their data servicing under a single provider. During the year, we expanded our remaining business lines --payment solutions and network services -- to include non-bank clients. We recently reached a decision to take State Bank’s data processing in-house, and received regulatory permission to purchase RDSI’s data processing assets. This will streamline the remaining RDSI activities and allow them to focus more efficiently on their item processing business under the continued leadership of Bill Brandt, DCM’s original President who has successfully guided DCM and their item processing business line over the last several years.

Wealth Management continues to be an integral element in the growth of multi-faceted relationships. Assets under management at year end stood at $298 million, generating revenue in excess of $2.7 million. As of year-end 2011, our wealth management clientele maintained deposits at State Bank of $13.6 million, while accounting for over $20 million of mortgage loans this past year in high-quality variable-rate loans which we retained on our books.

While we wait for our regional economy to recover, we are delighted with the additional lift provided by our jumbo mortgage loans. They not only replaced runoff in our residential mortgage loan portfolio, they allowed us to grow our residential portfolio by $4.3 million, or 3.2%. We are [slowly] seeing positive signs emerge in our Northwest Ohio economy and job market. The focus within our Northwest Ohio communities has been clearly Job Retention as well as Job Growth, and manufacturers have been making substantial investments in our region. For example, Chrysler recently announced a $500 million investment in its Toledo Assembly Plant and will add over 1,100 jobs by 2013.

More than any other industry, automotive manufacturing has been a major factor in our Northwest Ohio economy, and the industry clearly had a banner year. Initiatives have been developed throughout our region to boost the presence of automotive manufacturers and suppliers. In fact, the Task Force solicits business from international as well as domestic manufacturers, and provides them with the assistance they need to remain and grow in Northwest Ohio.

As a community bank invested in the success of our businesses and their workforce, State Bank has also been proactively, stepping up our calling efforts to new and emerging small businesses to identify their banking needs. Hence, our commercial loans increased by $11 million this past year, with the majority of these, real-estate related. We have also been originating government guaranteed SBA loans as well as and FSA, or agricultural-based, fixed-rate real estate loans for sale in the secondary market. We reported gains on sale of these products in excess of $200,000 for the year.

These represent some of the initiatives we have in place that should provide additional revenue opportunities in 2012. Now, I’ll turn the discussion over to Tony, our CFO, for additional financial details.

Anthony V. Cosentino, CPA, Executive Vice President and Chief Financial Officer

Thanks Mark, we are extremely pleased with the improvements made in key areas of our financial performance and the overall profitability in the fourth quarter and for the full year of 2011.

We saw continued loan growth in the fourth quarter with annualized growth of 3.3%. We grew our loan portfolio in every quarter of 2011 and from December 31, 2010, we have added $15 million of outstandings with $12 million in the real estate sector and $3 million from C & I.

Net income was $675,000 or $0.14 per share for the quarter compared to $602,000, or $0.12 per share, for the third quarter of 2011, and a $6.6 million loss in the fourth quarter 2010. For the year, net income came in at $2.1 million, or $0.42 per share. After the difficult year that we encountered in 2010, we are quite pleased to report net income in all four quarters of 2011. And we had core earnings of $1.1 million in the fourth quarter, up over $400,000 from the linked quarter.

Our provision expense totaled $300,000 which was even to the linked quarter but down $1.5 million from the fourth quarter of 2010. Our loan loss allowance increased from the linked quarter, and at 1.48%, is down just slightly from the year-ago. The allowance now represents 82% of our non-accruing loans, which is well up from the 55% level at December 31, 2010.

Net charge-offs for the quarter at an annualized rate of 28 basis points is more in line with our historical percentages. The quarter included a partial recovery of a large charge-off from the fourth quarter of 2009. For the full year, we had net charge-offs of $2.5 million, down $8.4 million from the full year of 2010. And if we adjust for the non-core loan charge-off of $3 million at RDSI, the impress --improvement is still an impressive $5.4 million. Delinquencies at 1.56% overall remain under control, although we did see some slight end of year deterioration in the 30-89 day category.

Non-performing assets ended the quarter at $11.1 million, or 1.77% of total assets, down from $14.9 million, or 2.26%, of total assets at December 31, 2010. Included in our non-performing are 4 large relationships, which encompass 55% of the total non-performing portfolio. Our restructured accruing loans, which we have included this quarter in our non-performing metrics, continue to be a small percentage of our problem assets. At December 31, 2011, we had just 14 loans that totaled $1.3 million that were accruing and met the characteristics of being restructured. The bulk of these TDRs were 1-4 family residential loans.

Total classified loans decreased $4.4 million to $27 million at December 31, 2011 from $31.4 million at December 31, 2010. Our OREO balance ended the year at $1.8 million and is made up of one large commercial real estate item and roughly $1 million of 1-4 family residential properties. These balances have remained fairly static over the last few quarters and are up just slightly from the prior year. We expect to work these balances down throughout 2012.

Credit-related expenses, which include the net gain or loss on the sale of OREO, OREO repairs, collection and foreclosure costs, still remain significant with a total of $218,000 in the fourth quarter of 2011 compared to $418,000 in the fourth quarter of 2010. For all of 2011, these costs totaled $895,000, which is down substantially from the $1.5 million incurred in all of 2010.

At December 31, 2011, Rurban had $400 million in loans serviced for others. The mortgage servicing rights associated with these loans had a fair value of $2.8 million, or 70 basis points, of the outstanding loan balance serviced. We did incur an impairment this quarter of $221,000. Total impairment reserves, which are available for recapture in future periods, totaled $1.1 million at year-end.

We experienced a pickup in mortgage activity this quarter compared to the linked quarter. Our $85 million in production was up 25% from the third quarter of 2011. We reported a similar fourth quarter increase in the fourth quarter of 2010. Overall, net mortgage banking income was $1.2 million for the quarter compared to $300,000 for the linked quarter and $2.4 million in the fourth quarter of 2010. Gains from loan sales during the quarter were $1.7 million, which were up $600,000 from the linked quarter and compare to $1.9 million for the fourth quarter of 2010.

We continue to be pleased with the diversity of our Balance Sheet. The deleveraging that we completed in the second quarter is now fully realized and it has lessened our reliance on the investment portfolio for margin income. Total assets declined during the year by 5% with the entire decline in our cash and investment securities. We have significantly reduced our exposure to Federal Home Loan Bank borrowings and Repurchase Agreement borrowings. The balance on those two high-cost categories is down $37 million from the prior year.

Our operating results for the quarter continued to show steady improvement across a broad category of areas. Net interest income, buoyed by loan growth and the continued impact of the deleveraging, offset the overall decline in earning asset yields. For the full year, net interest income was up $700,000 and our net interest margin came in for the quarter at 3.87%, up from 3.76% in the fourth quarter 2010, but eleven basis points below the third quarter margin. We expect further pressure on margins in 2012 that we hope to offset by loan and retail deposit growth.

Fee income continues to stabilize from the loss of RDSI customers. For the year, RDSI has lost just 4 clients and with the transfer of State Bank data processing in the first quarter of 2012, as Mark referenced, RDSI will be a small shop with approximately $3.5 million in revenue on an annualized basis. We were especially pleased that our service charge on deposits was up versus the fourth quarter of 2010. We were able to offset the impact of lower NSF revenue with higher realization rates and selected price increases.

Operating expense was a key strategic focus for us during 2011 and we are pleased with our results. Core operating expense of $6.8 million is down $2.1 million from the fourth quarter of 2010 and flat to the linked quarter. We expect this level of expense to be our baseline going forward into 2012. We have additional efficiencies that should be realized in the first quarter of this year as we continue to look for opportunities to reduce our cost structure. On a core basis, we have reduced operating costs for the full year by over 2 -- $10 million in 2011. While our core efficiency ratio of 74.7% for the quarter has improved by over 11percentage points from the fourth quarter of 2010, we recognize that there is still room for improvement.

State Bank’s capital ratios improved significantly during 2011. Our Tier 1 ratio at 8.01 percent is way up from the 6.90 percent at this time last year. The deleveraging transaction, combined with solid earnings, helped the Tier 1 Risk based get to nearly 11 percent at year end. At the holding company level, our Tangible equity has risen by 76 basis points this year and we remain focused on improving that ratio throughout 2012.

Mark, that completes my overview of the quarter and I am turning the call back over to you for some final comments.

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony. Well done – nice quarter. The net result of our initiatives this past year has been to strengthen our balance sheet and improve profitability, as Tony had indicated, to a significant extent in both areas. We added $3.4 million to our tangible equity during 2011, and have made good progress toward our goal of 6% tangible common equity from internally-generated profits. Our return on average assets reached 42 basis points for the fourth quarter, and 69 basis points on a core basis, up from a loss position for the year-ago quarter. The potential for substantial upside is becoming more evident with each quarter’s performance.

We realize that with limited growth in our rural NW Ohio markets, we have to be extremely cost-conscious. So in addition to our rural markets, we have focused increasingly on markets with higher growth potential like Toledo and Columbus, Ohio and Ft. Wayne, Indiana. We’ve been pleased with our progress on both of these initiatives and even more excited about our future prospects.

We continue to be prudent in our balance of loan growth and conservative underwriting standards, especially with respect to commercial lending. Loan quality clearly remains the center post of our portfolio.

Deposit rates continue to remain at historic lows. We expect that this environment will persist well into 2013 and lower asset yields will continue to exert pressure on our net interest margin, without any offsetting benefits from lower funding costs, which have reduced to 71 basis points in the fourth quarter. We continue to seek additional noninterest-bearing deposits, but unfortunately, our bank is not alone in this endeavor.

In summary, we have managed our way through the headwinds of a struggling economy, stabilized our company following the ill-fated technology venture, and faced the combined challenges of a housing and credit meltdown. We have been tested, and we have learned many lessons in the process -- which we hope to apply to much higher performance going forward. We have begun to experience the benefits of geographic diversification combined with strong regional leadership. Our banking model is based on the identification of client financial needs, and we are becoming better every quarter in providing just the right solutions.

I would like to take a minute before I close to thank our staff members for their diligence in pursuit of customer solutions and customer satisfaction. Thanks also to our clients for choosing State Bank; we want to meet and exceed expectations in every aspect of the banking relationship. Lastly, a word of gratitude to our supportive stockholders; we hope your confidence will soon be rewarded.

And now, I’ll turn the call over to Linda Sickmiller to see if there are any questions from the investment community. Linda –

Linda Sickmiller, Investor Relations

Thank you very much, Mark. It is now time for the question and answer session.

•	If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

•	To ask a question, please press star-one.

•	If you would like to withdraw your question, please press star-two.

•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received. We’ll stand by for just a few moments.

And while we’re waiting to see if we have any additional questions, I would like to remind you that today’s webcast will be accessible on our website at www.rurbanfinancial.net until March 1, 2012.

And since there are no more questions, I’ll turn the call back to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you for joining us today and your continued interest in Rurban Financial Corp. Looking forward to chatting with you next quarter. Have a great day.

[Operator]: All parties may now disconnect.